Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Second Quarter 2025 Financial Results

Addison, Texas – July 21, 2025 / Business Wire / – Guaranty Bancshares, Inc. (NYSE: GNTY) (the "Company," "we," "us," or "our"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), today reported financial results for the fiscal quarter ended June 30, 2025. The Company's net income available to common shareholders was $10.0 million, or $0.88 per basic share, for the quarter ended June 30, 2025, compared to $8.6 million, or $0.76 per basic share, for the quarter ended March 31, 2025 and $7.4 million, or $0.65 per basic share, for the quarter ended June 30, 2024. Return on average assets and average equity for the second quarter of 2025 were 1.28% and 12.19%, respectively, compared to 1.13% and 10.83%, respectively, for the first quarter of 2025 and 0.95% and 9.91%, respectively, for the second quarter of 2024. The increase in earnings during the second quarter of 2025 compared to the first quarter of 2025 was primarily due to higher net interest income and noninterest income, along with lower noninterest expense. The increase in earnings in the second quarter of 2025 compared to the second quarter of 2024 was primarily due to increases in net interest income and noninterest income in the current quarter compared to the prior year quarter.

"We are pleased with our second quarter results and continue to see good improvements to net income. Earnings were strong at $10.0 million, which increased $2.6 million from the second quarter of 2024, and was driven primarily from the improvement in net interest margin (on a fully taxable equivalent basis) from 3.26% in the prior year second quarter to 3.71% in the second quarter of 2025. Both our core deposits and loan levels are stable and grew slightly during the period. Asset quality remains strong, as nonperforming assets to total assets is only 0.33% at the end of the quarter. Liquidity and capital both remain at high levels," said Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY HIGHLIGHTS

•
Strong Earnings and Improving NIM. Earnings were strong in the second quarter, driven primarily from higher net interest margin. Net interest margin, on a fully taxable equivalent basis, has continued to improve from 3.26% in the second quarter of 2024 to 3.71% in the second quarter of 2025, resulting in higher year-over-year net interest income, before the provision for credit losses, of $3.8 million. The improvements have resulted primarily from a decrease in deposit costs, while loans and available for sale securities have continued to reprice upward.
•
Good Asset Quality. Nonperforming assets as a percentage of total assets were 0.33% at June 30, 2025, compared to 0.15% at March 31, 2025 and 0.71% at June 30, 2024. Net charge-offs (annualized) to average loans were 0.05% for the quarter ended June 30, 2025, compared to 0.02% for the quarter ended March 31, 2025, and 0.01% for the quarter ended June 30, 2024.

We continue to maintain a granular loan portfolio. As of June 30, 2025, we had 10,850 total active loans with an average loan balance of $193,059. In our commercial real estate ("CRE") portfolio, we had 964 active loans with an average balance of $908,939 and our 1-4 family real estate portfolio had 2,863 loans with an average balance of $215,166.

•
Granular and Consistent Core Deposit Base. As of June 30, 2025, we have 91,436 total deposit accounts with an average account balance of $29,622. We have a historically reliable core deposit base, with strong and trusted banking relationships. Total deposits increased by $4.2 million during the second quarter. DDA balances increased $7.9 million, and time deposits increased $1.5 million, while savings and MMDA balances decreased $5.3 million. Excluding public funds and bank-owned accounts, our uninsured deposits as of June 30, 2025 were 27.0% of total deposits.

Interest rates paid on deposits during the quarter continued to decrease, primarily due to repricing of certificates of deposit. Our average cost of interest-bearing deposits decreased seven basis points during the quarter from 2.83% in the prior quarter to 2.76% in the current quarter. Our average cost of total deposits for the second quarter of 2025 decreased six basis points from 1.96% in the prior quarter to 1.90%†. As of June 30, 2025, noninterest-bearing deposits represent 31.6% of total deposits.

•
Healthy Capital and Liquidity. Our capital and liquidity ratios, as well as contingent liquidity sources, remain very healthy. Our liquidity ratio, calculated as cash and cash equivalents and unpledged investments divided by total liabilities, was 18.8% as of June 30, 2025, compared to 13.6% as of June 30, 2024. Our total available contingent liquidity was $1.3 billion, consisting of FHLB, FRB and correspondent bank fed funds and revolving lines of credit. Finally, our total equity to average quarterly assets as of June 30, 2025 was 10.6%. If we had to recognize our entire unrealized losses on both AFS and HTM securities, our total equity to average assets ratio would be 9.9%†, which we believe represents a strong capital level under regulatory requirements.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Net interest income, before the provision for credit losses, in the second quarter of 2025 and 2024 was $27.7 million and $23.9 million, respectively, an increase of $3.8 million, or 15.8%. The increase in net interest income resulted from a decrease in interest expense of $3.3 million, or 19.9%, compared to the prior year quarter, mainly due to $1.2 million in interest expense on FHLB advances during the second quarter of 2024, which we did not have in the current quarter. Our net interest income was further improved by an increase in interest income of $438,000, or 1.1%, from the same quarter in the prior year. The decrease in interest expense resulted primarily from a 100 basis point interest rate reduction by the Federal Reserve in late 2024, while the increase in interest income resulted primarily from higher securities portfolio yields and interest-bearing deposits held at other banks. These increases in interest income were partially offset by lower interest income on loans due to lower outstanding loan balances in the current quarter. Our noninterest-bearing deposits to total deposits were 31.6% and 31.2% as of June 30, 2025 and 2024, respectively.

Net interest margin, on a fully taxable equivalent ("FTE") basis, for the second quarter of 2025 and 2024 was 3.71% and 3.26%, respectively. Net interest margin, on an FTE basis, increased 45 basis points due to a 65 basis point decrease in the cost of interest-bearing liabilities during the second quarter of 2025. The decrease in the average cost of interest-bearing liabilities was due primarily to a decrease in the cost of interest-bearing deposits from 3.32% to 2.76%, a change of 56 basis points, in the second quarter of 2025 compared to the same period in 2024, as well no interest expense for FHLB advances in the current quarter, compared to $1.2 million in interest expense at a rate of 5.39% in the prior year quarter. The weighted average yield on $129.5 million in new loans originated in the second quarter was 7.22%.

Net interest income, before the provision for credit losses, increased $938,000, or 3.5%, from $26.7 million in the first quarter of 2025 to $27.7 million in the second quarter of 2025. The increase in net interest income resulted primarily from a $868,000, or 2.2%, increase in interest income due to a $6.8 million increase in the average balance of loans between periods. This was further improved by a $70,000, or 0.5%, decrease in interest expense due to repricing of certificates of deposit.

Net interest margin, on an FTE basis, increased from 3.70% for the first quarter of 2025 to 3.71% for the second quarter of 2025, an increase of one basis point. The increase in net interest margin, on an FTE basis, was primarily due to a seven basis point decrease in the rate on interest-bearing deposits and the $938,000, or 3.5%, increase in net interest income between periods.

We recorded no provision for credit losses during the second quarter of 2025, compared to a $300,000 reversal made in the first quarter of 2025 and a total reversal of provision for credit losses in 2024 of $2.2 million. Although gross loan balances increased slightly by $33.3 million during the second quarter of 2025, minor reductions were made to certain qualitative factor adjustments already in place primarily due to more stabilized economic outlooks, reduced risk in our real estate portfolio and reduction in overall loan volume during the period, all of which contributed to management's assessment for no provision during the quarter. As of June 30, 2025 and December 31, 2024, our allowance for credit losses as a percentage of total loans was 1.29% and 1.33%, respectively.

Noninterest income increased $961,000, or 20.9%, in the second quarter of 2025 to $5.6 million, compared to $4.6 million for the second quarter of 2024. The increase from the same quarter in 2024 was primarily due to a $1.0 million restitution payment from the settlement of a lawsuit that was filed by a bank that we acquired in 2015, prior to acquisition, and was recorded in other noninterest income. Also during the second quarter, in connection with our proposed merger with Glacier Bancorp, Inc. ("GBCI"), we entered into pay-fixed, receive variable interest rate swaption contracts with an institutional counterparty to mitigate interest rate risk from the time the merger was announced through the closing date. Changes in the fair value of the interest rate swaptions resulted in losses of $547,000, which were also recorded in other noninterest income and partially offset the restitution related income. Other changes to noninterest income from the prior year quarter included a $900,000 ORE valuation allowance during the second quarter of 2024 which was not present in the second quarter of 2025 and an increase on the gain on sale of loans of $112,000, or 49.3% compared to the same quarter in the prior year. Those increases were partially offset by a $261,000, or 12.3%, decrease in merchant and debit card fees in the second quarter of 2025 compared to the second quarter of 2024.

Noninterest income in the second quarter of 2025 increased by $527,000, or 10.5%, from $5.0 million in the first quarter of 2025. The increase was primarily due to an increase in other noninterest income of $587,000, or 94.1%, which resulted from the restitution income and swaption expense noted in the prior paragraph. Net realized gain on sale of mortgage and SBA loans also increased $199,000, or 142.1%, from $140,000 in the first quarter of 2024. These increases were partially offset by a decrease in merchant and debit card fees of $266,000, or 12.5% between periods.

Noninterest expense increased $104,000, or 0.5%, in the second quarter of 2025 to $20.7 million, compared to $20.6 million for the second quarter of 2024. The increase in noninterest expense in the second quarter of 2025 was driven primarily by a $186,000, or 11.3%, increase in software and technology expense and a $169,000, or 5.8%, increase in occupancy expenses compared to the prior year quarter, which consisted of an increase in depreciation and lease expense of $98,000 and $25,000, respectively, driven by completion of our new full service location in Georgetown, Texas and an increase in other building-related expenses of $60,000 from the second quarter of 2024. Additionally, we saw a $72,000, or 36.4%, increase in director and committee fees and a $70,000, or 8.3%, increase in legal and professional fees from the prior year quarter, primarily related to our proposed merger with GBCI. The remaining increases to noninterest expense included an $80,000, or 38.5%, increase in advertising and promotion expense to support brand visibility and strategic growth, and a $65,000, or 0.6%, increase in employee compensation and benefits in the second quarter of 2025 compared to the same quarter of the prior year. These increases were partially offset by a $474,000, or 29.6%, decrease in other noninterest expense, which was mainly attributable to $222,000 in ORE expenses during the prior year quarter, as well as $123,000 in losses sustained due to fraudulent check activity during the prior year quarter that were not present during the second quarter of 2025.

Noninterest expense decreased $503,000, or 2.4%, in the second quarter of 2025, from $21.2 million for the quarter ended March 31, 2025. The decrease resulted from a $452,000, or 3.7%, decrease in employee compensation and benefits during the second quarter of 2025 compared to the first quarter of 2025. This decrease was mainly due to bonus-related payroll taxes of $275,000 and an additional bonus accrual of $175,000 during the prior quarter not present in the second quarter of 2025. There was also a $308,000, or 21.4%, decrease in other noninterest expense due to miscellaneous write-offs during the second quarter of 2025. These decreases were partially offset by a $105,000, or 13.0%, increase to legal and professional fees and an $83,000, or 44.4%, increase in director and committee fees, both related to our proposed merger with GBCI. A $99,000, or 52.4%, increase to advertising and promotion expense during the second quarter of 2025 also contributed to the partial offset.

The Company’s efficiency ratio in the second quarter of 2025 was 62.32%, compared to 72.34% in the prior year quarter and 66.78% in the first quarter of 2025.

FINANCIAL CONDITION

Consolidated assets for the Company totaled $3.14 billion at June 30, 2025, compared to $3.15 billion at March 31, 2025 and $3.08 billion at June 30, 2024.

Gross loans increased by $33.3 million, or 1.6%, during the quarter resulting in a gross loan balance of $2.14 billion at June 30, 2025, compared to $2.11 billion at March 31, 2025. The increase in loans resulted primarily from increases in construction and development, 1-4 family and multifamily segments and were somewhat offset by decreases in the commercial and industrial and farmland segments.

Gross loans decreased $73.6 million, or 3.3%, from $2.21 billion at June 30, 2024. The decrease in gross loans during the 12-month period resulted from tightened credit underwriting standards and loan terms, strategic non-renewal decisions and fewer borrower requests in response to higher interest rates and project costs.

Total deposits increased by $4.2 million, or 0.2%, to $2.71 billion at June 30, 2025, compared to $2.70 billion at March 31, 2025. The increase in deposits during the second quarter of 2025 compared to the first quarter of 2025 was the result of an increase in noninterest-bearing deposits of $9.7 million offset somewhat by a decrease in interest-bearing deposits of $5.6 million. Total deposits increased $82.3 million, or 3.1%, from $2.63 billion at June 30, 2024. The increase in deposits during the past 12 months resulted primarily from an increase in interest-bearing deposits of $47.3 million and an increase in noninterest-bearing deposits of $35.0 million.

Nonperforming assets as a percentage of total loans were 0.48% at June 30, 2025, compared to 0.23% at March 31, 2025 and 0.98% at June 30, 2024. Nonperforming assets as a percentage of total assets were 0.33% at June 30, 2025, compared to 0.15% at March 31, 2025, and 0.71% at June 30, 2024. The Bank's nonperforming assets consist primarily of ORE and nonaccrual loans. The increase in nonperforming assets compared to the prior quarter was due to an increase in nonaccrual loans, primarily from one borrowing relationship, with a balance of $5.4 million, that we expect to be resolved in the third quarter of 2025 with minimal, if any, losses.

Total equity was $331.8 million at June 30, 2025, compared to $325.8 million at March 31, 2025 and $308.6 million at June 30, 2024. The increase in total equity compared to the prior period quarter resulted primarily from net income of $10.0 million and was partially offset by $2.8 million in dividends paid during the second quarter of 2025.

	As of
	2025		2024
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
ASSETS
Cash and due from banks	$40,302	$50,080	$47,417	$50,623	$45,016
Federal funds sold	149,200	163,375	94,750	108,350	40,475
Interest-bearing deposits	3,664	4,358	3,797	3,973	4,721
Total cash and cash equivalents	193,166	217,813	145,964	162,946	90,212
Securities available for sale	367,929	362,647	340,304	277,567	242,662
Securities held to maturity	280,835	305,153	334,732	341,911	347,992
Loans held for sale	705	150	143	770	871
Loans, net	2,112,851	2,079,864	2,102,565	2,107,597	2,185,247
Accrued interest receivable	11,559	10,764	12,016	10,927	12,397
Premises and equipment, net	54,132	55,108	56,010	56,964	57,475
Other real estate owned	—	—	1,184	15,184	15,184
Cash surrender value of life insurance	43,395	43,136	42,883	42,623	42,369
Core deposit intangible, net	819	888	994	1,100	1,206
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	46,604	45,478	46,599	47,356	53,842
Total assets	$3,144,155	$3,153,161	$3,115,554	$3,097,105	$3,081,617
LIABILITIES AND EQUITY
Deposits
Noninterest-bearing	$855,455	$845,723	$837,432	$839,567	$820,430
Interest-bearing	1,853,047	1,858,617	1,854,735	1,829,347	1,805,732
Total deposits	2,708,502	2,704,340	2,692,167	2,668,914	2,626,162
Securities sold under agreements to repurchase	30,309	47,702	31,075	31,164	25,173
Accrued interest and other liabilities	31,552	33,362	31,320	33,849	32,860
Federal Home Loan Bank advances	—	—	—	—	45,000
Subordinated debentures	41,985	41,951	41,918	43,885	43,852
Total liabilities	2,812,348	2,827,355	2,796,480	2,777,812	2,773,047

Equity attributable to Guaranty Bancshares, Inc.	331,267	325,247	318,498	318,784	308,043
Noncontrolling interest	540	559	576	509	527
Total equity	331,807	325,806	319,074	319,293	308,570
Total liabilities and equity	$3,144,155	$3,153,161	$3,115,554	$3,097,105	$3,081,617

	Quarter Ended
	2025		2024
(dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
STATEMENTS OF EARNINGS
Interest income	$41,151	$40,283	$41,262	$40,433	$40,713
Interest expense	13,487	13,557	15,041	16,242	16,833
Net interest income	27,664	26,726	26,221	24,191	23,880
Reversal of provision for credit losses	—	(300)	(250)	(500)	(1,200)
Net interest income after reversal of provision for credit losses	27,664	27,026	26,471	24,691	25,080
Noninterest income	5,560	5,033	5,726	5,154	4,599
Noninterest expense	20,706	21,209	19,880	20,678	20,602
Income before income taxes	12,518	10,850	12,317	9,167	9,077
Income tax provision	2,535	2,227	2,309	1,788	1,654
Net earnings	$9,983	$8,623	$10,008	$7,379	$7,423
Net loss attributable to noncontrolling interest	19	17	9	18	12
Net earnings attributable to Guaranty Bancshares, Inc.	$10,002	$8,640	$10,017	$7,397	$7,435

PER COMMON SHARE DATA
Earnings per common share, basic	$0.88	$0.76	$0.88	$0.65	$0.65
Earnings per common share, diluted	0.87	0.75	0.87	0.65	0.65
Cash dividends per common share	0.25	0.25	0.24	0.24	0.24
Book value per common share - end of quarter	29.20	28.64	27.86	27.94	26.98
Tangible book value per common share - end of quarter(1)	26.29	25.73	24.96	25.03	24.06
Common shares outstanding - end of quarter(2)	11,345,511	11,356,856	11,431,568	11,408,908	11,417,270
Weighted-average common shares outstanding, basic	11,343,034	11,404,255	11,422,063	11,383,027	11,483,091
Weighted-average common shares outstanding, diluted	11,432,795	11,487,130	11,490,834	11,443,324	11,525,504

PERFORMANCE RATIOS
Return on average assets (annualized)	1.28%	1.13%	1.27%	0.96%	0.95%
Return on average equity (annualized)	12.19	10.83	12.68	9.58	9.91
Net interest margin, fully taxable equivalent (annualized)(3)	3.71	3.70	3.54	3.33	3.26
Efficiency ratio(4)	62.32	66.78	62.23	70.47	72.34

(1) See Non-GAAP Reconciling Tables.
(2) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

(3) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

	As of
	2025		2024
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$210,504	$226,819	$254,702	$245,738	$264,058
Real estate:
Construction and development	249,172	225,051	218,617	213,014	231,053
Commercial real estate	876,112	866,891	866,684	866,112	899,120
Farmland	122,115	139,455	147,191	169,116	180,126
1-4 family residential	544,705	534,991	529,006	524,245	526,650
Multi-family residential	77,134	51,249	51,538	54,158	47,507
Consumer	47,882	50,434	51,394	52,530	53,642
Agricultural	13,491	12,634	11,726	11,293	12,506
Overdrafts	326	637	279	331	335
Total loans(1)(2)	$2,141,441	$2,108,161	$2,131,137	$2,136,537	$2,214,997

	Quarter Ended
	2025		2024
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$27,865	$28,290	$28,543	$29,282	$30,560
Loans charged-off	(331)	(145)	(281)	(272)	(115)
Recoveries	52	20	278	33	37
Reversal of provision for credit losses	—	(300)	(250)	(500)	(1,200)
Balance at end of period	$27,586	$27,865	$28,290	$28,543	$29,282

Allowance for credit losses / period-end loans	1.29%	1.32%	1.33%	1.34%	1.32%
Allowance for credit losses / nonperforming loans	267.6	585.9	758.6	560.2	470.4
Net charge-offs / average loans (annualized)	0.05	0.02	0.00	0.04	0.01

NONPERFORMING ASSETS
Nonaccrual loans	$10,309	$4,756	$3,729	$5,095	$6,225
Other real estate owned	—	—	1,184	15,184	15,184
Repossessed assets owned	33	22	22	154	331
Total nonperforming assets	$10,342	$4,778	$4,935	$20,433	$21,740

Nonaccrual loans as a percentage of total loans(1)(2)	0.48%	0.23%	0.17%	0.24%	0.28%

Nonperforming assets as a percentage of:
Total loans(1)(2)	0.48%	0.23%	0.23%	0.96%	0.98%
Total assets	0.33	0.15	0.16	0.66	0.71

(1) Excludes outstanding balances of loans held for sale of $705,000, $150,000, $143,000, $770,000, and $871,000 as of June 30 and March 31, 2025 and December 31, September 30 and June 30, 2024, respectively.

(2) Excludes net deferred loan fees of $1.0 million, $432,000, $282,000, $397,000, and $468,000 as of June 30 and March 31, 2025 and December 31, September 30 and June 30, 2024, respectively.

	Quarter Ended
	2025		2024
(dollars in thousands)	June 30	March 31	December 31	September 30	June 30
NONINTEREST INCOME
Service charges	$1,073	$1,086	$1,142	$1,165	$1,098
Net realized gain on sale of loans	339	140	240	252	227
Fiduciary and custodial income	641	668	661	542	657
Bank-owned life insurance income	259	254	258	255	250
Merchant and debit card fees	1,861	2,127	1,775	1,817	2,122
Loan processing fee income	138	110	131	102	136
Mortgage fee income	38	24	37	46	43
Other noninterest income	1,211	624	1,482	975	66
Total noninterest income	$5,560	$5,033	$5,726	$5,154	$4,599

NONINTEREST EXPENSE
Employee compensation and benefits	$11,788	$12,240	$11,048	$11,586	$11,723
Occupancy expenses	3,093	3,173	3,123	3,026	2,924
Legal and professional fees	911	806	716	775	841
Software and technology	1,839	1,777	1,733	1,649	1,653
Amortization	100	140	142	142	142
Director and committee fees	270	187	185	188	198
Advertising and promotions	288	189	267	239	208
ATM and debit card expense	812	761	819	791	785
Telecommunication expense	123	147	153	178	159
FDIC insurance assessment fees	352	351	320	359	365
Other noninterest expense	1,130	1,438	1,374	1,745	1,604
Total noninterest expense	$20,706	$21,209	$19,880	$20,678	$20,602

	Quarter Ended June 30,
	2025			2024
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,125,547	$33,782	6.37%	$2,237,469	$35,009	6.29%
Securities available for sale	371,873	3,810	4.11	245,309	2,267	3.72
Securities held to maturity	296,779	1,909	2.58	356,922	2,332	2.63
Nonmarketable equity securities	17,293	93	2.16	23,243	280	4.85
Interest-bearing deposits in other banks	139,576	1,557	4.47	58,341	825	5.69
Total interest-earning assets	2,951,068	41,151	5.59	2,921,284	40,713	5.61
Allowance for credit losses	(27,743)			(30,407)
Noninterest-earning assets	212,229			240,707
Total assets	$3,135,554			$3,131,584
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,854,030	$12,762	2.76%	$1,795,958	$14,824	3.32%
Advances from FHLB and fed funds purchased	—	—	—	90,055	1,207	5.39
Subordinated debt	41,963	467	4.46	44,489	511	4.62
Securities sold under agreements to repurchase	46,436	258	2.23	44,059	291	2.66
Total interest-bearing liabilities	1,942,429	13,487	2.78	1,974,561	16,833	3.43
Noninterest-bearing liabilities:
Noninterest-bearing deposits	835,084			818,290
Accrued interest and other liabilities	28,961			36,931
Total noninterest-bearing liabilities	864,045			855,221
Equity	329,080			301,802
Total liabilities and equity	$3,135,554			$3,131,584
Net interest rate spread(2)			2.81%			2.18%
Net interest income		$27,664			$23,880
Net interest margin(3)			3.76%			3.29%
Net interest margin, fully taxable equivalent(4)			3.71%			3.26%

(1) Includes average outstanding balances of loans held for sale of $821,000 and $817,000 for the quarter ended June 30, 2025 and 2024, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

	Six Months Ended June 30,
	2025			2024
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,122,184	$67,098	6.38%	$2,268,323	$70,500	6.25%
Securities available for sale	361,695	7,355	4.10	230,803	4,118	3.59
Securities held to maturity	308,571	3,996	2.61	375,158	4,865	2.61
Nonmarketable equity securities	17,219	210	2.46	23,840	528	4.45
Interest-bearing deposits in other banks	125,837	2,775	4.45	52,007	1,454	5.62
Total interest-earning assets	2,935,506	81,434	5.59	2,950,131	81,465	5.55
Allowance for credit losses	(27,913)			(30,643)
Noninterest-earning assets	214,680			235,769
Total assets	$3,122,273			$3,155,257
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,850,592	$25,639	2.79%	$1,792,538	$29,283	3.29%
Advances from FHLB and fed funds purchased	—	—	—	115,824	3,127	5.43
Line of credit	77	3	7.86	420	18	8.62
Subordinated debt	41,946	909	4.37	45,143	1,028	4.58
Securities sold under agreements to repurchase	45,072	493	2.21	42,665	542	2.55
Total interest-bearing liabilities	1,937,687	27,044	2.81	1,996,590	33,998	3.42
Noninterest-bearing liabilities:
Noninterest-bearing deposits	828,739			820,964
Accrued interest and other liabilities	29,510			36,201
Total noninterest-bearing liabilities	858,249			857,165
Equity	326,337			301,502
Total liabilities and equity	$3,122,273			$3,155,257
Net interest rate spread(2)			2.78%			2.13%
Net interest income		$54,390			$47,467
Net interest margin(3)			3.74%			3.24%
Net interest margin, fully taxable equivalent(4)			3.70%			3.21%

(1) Includes average outstanding balances of loans held for sale of $692,000 and $761,000 for the six months ended June 30, 2025 and 2024, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2025		2024
(dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
Equity attributable to Guaranty Bancshares, Inc.	$331,267	$325,247	$318,498	$318,784	$308,043
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(819)	(888)	(994)	(1,100)	(1,206)
Total tangible common equity attributable to Guaranty Bancshares, Inc.	$298,288	$292,199	$285,344	$285,524	$274,677
Common shares outstanding(1)	11,345,511	11,356,856	11,431,568	11,408,908	11,417,270
Book value per common share	$29.20	$28.64	$27.86	$27.94	$26.98
Tangible book value per common share(1)	26.29	25.73	24.96	25.03	24.06

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Unrealized Loss on Securities, Tax Effected, as a Percentage of Total Equity

(dollars in thousands)	June 30, 2025
Total equity(1)	$331,807
Less: net unrealized loss on HTM securities, tax effected	(21,537)
Total equity, including net unrealized loss on AFS and HTM securities	$310,270

Net unrealized loss on AFS securities, tax effected	12,346
Net unrealized loss on HTM securities, tax effected	21,537
Net unrealized loss on AFS and HTM securities, tax effected	$33,883

Net unrealized loss on securities as % of total equity(1)	10.2%
Total equity before impact of unrealized losses	$344,153
Net unrealized loss on securities as % of total equity before impact of unrealized losses	9.8%

Total average assets	$3,135,554
Total equity to average assets	10.6%
Total equity, adjusted for tax effected net unrealized loss, to average assets	9.9%

(1) Includes the net unrealized loss on AFS securities of $12.3 million, tax effected.

Cost of Total Deposits

	Quarter Ended
(dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024
Average interest-bearing deposits
Certificates and other time deposits	$751,158	$755,263	$736,394
Other interest-bearing deposits	1,102,872	1,091,852	1,059,564
Total average interest-bearing deposits	$1,854,030	$1,847,115	$1,795,958
Adjustments:
Noninterest-bearing deposits	835,084	822,324	818,290
Total average deposits	$2,689,114	$2,669,439	$2,614,248

Total deposit-related interest expense	$12,762	$12,877	$14,824

Average cost of interest-bearing deposits	2.76%	2.83%	3.32%
Average cost of total deposits	1.90%	1.96%	2.28%

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per common share”, "net unrealized loss on securities, tax effected, as a percentage of total equity" and "cost of total deposits" are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 33 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of June 30, 2025, Guaranty Bancshares, Inc. had total assets of $3.1 billion, total loans of $2.1 billion and total deposits of $2.7 billion. Visit www.gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation: risks that the proposed merger transaction involving the Company and GBCI will not close when expected or at all because required regulatory, shareholder or other approvals or conditions to closing are delayed or not received or satisfied on a timely basis or at all; risks that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which the Company and GBCI operate; uncertainties regarding the ability of Glacier Bank and Guaranty Bank & Trust, N.A. to promptly and effectively integrate their businesses, including into Glacier Bank’s existing division structure; changes in business and operational strategies that may occur between signing and closing; uncertainties regarding the reaction to the transaction of the companies’ respective customers, employees, and contractual counterparties; risks relating to the diversion of management time on merger-related issues; the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q; and other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission. We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Shalene Jacobson Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com